For Immediate Release:

KERNEY LADAY JOINS

RENT-A-CENTER, INC.

BOARD OF DIRECTORS
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Plano, Texas, May 15, 2008 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS:RCII), the nation's largest rent-to-own operator, announced today that Kerney Laday has been named to its Board of Directors. Mr. Laday is President of The Laday Company, a management consulting and business development firm. Prior to forming The Laday Company in 1997, Mr. Laday was employed by Xerox Corporation for over 25 years, serving in various capacities including Vice President - Field Operations for the Southern Region of U.S. Customer Operations; Vice President & Region General Manager; and Vice President, National Service, United States Marketing Group. Mr. Laday also serves as a director of TDIndustries, Inc., The Beck Group, and Texas Health Resources.

"Kerney Laday is an outstanding addition to our Board of Directors," stated Mark E. Speese, Chairman of the Board and Chief Executive Officer of the Company. "His experience in management and operations adds additional depth to our board, and his insights and perspectives in these areas should prove to be invaluable to the Company," Speese said.

"Rent-A-Center has established the leading name in its industry," said Mr. Laday. "I am very pleased to be joining the Board of Directors of Rent-A-Center and I look forward to working with Mark Speese and the rest of the management team to capitalize on the Company's growth opportunities," he concluded.

Mr. Laday was appointed by the Board of Directors to fill a vacancy on the Board of Directors and will serve as a Class I director until the Company's 2010 annual meeting of stockholders.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period.

Contacts for Rent-A-Center, Inc.:
David E. Carpenter Vice President of Investor Relations (972) 801-1214 dcarpenter@racenter.com